EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Hudson Highland Group, Inc.
New York, New York

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 5, 2004, relating to the consolidated financial statements and schedule of Hudson Highland Group, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ BDO Seidman, LLP

New York, New York
June 28, 2004